Exhibit 10.23

EMPLOYMENT, CONFIDENTIALITY AND NONCOMPETITION

AGREEMENT

This Employment, Confidentiality and Non-competition Agreement (this “Agreement”) is made and entered into as of the 1st day of January 2008, by and between GigOptix LLC, an Idaho limited liability company (herein referred to as “Company”), and Avi Katz (“Employee”).

A. Effective April 9, 2007, the Company and Employee entered into an Employment, Confidentiality and Non-competition Agreement (“1st Agreement”) wherein the Employee provided management services to iTerra Communication LLC (“iTerra Communications”).

B. Under the direction of Employee, iTerra Communications was reorganized and all of its assets were transferred to Company on July 1, 2007.

C. Employee and Company desire to terminate the 1st Agreement and establish this new Agreement to accommodate Employee’s transfer from iTerra Communication to GigOptix on July 1, 2007 Furthermore, execution of this Agreement shall terminate the 1st Agreement effective April 9, 2007 between Employee and Company.

Therefore, in consideration of the mutual promises and covenants contained in this Agreement, the receipt and legal sufficiency of which consideration are hereby acknowledged, the parties hereby agree as follows:

1. Term.

a) Term. Company hereby employs Employee on a full time basis to serve as Chief Executive Officer (CEO) & President of the Company effective Monday, July 1st, 2007, subject to the terms and conditions herein.

b) Duties and Responsibilities. Employee shall report to the Company’s Chairman of the Board and Management Board. The Employee shall have each and all of the duties and responsibilities of the CEO & President position, as set forth in Attachment B, which is incorporated in its entirety herein, and such other duties on behalf of the Company as may be reasonably assigned, and mutually agreed by and with Employee, from time to time by Company’s Management Board (it being acknowledged by the Company that Employee may terminate this Agreement for Good Reason in accordance with Section 4(c) herein in the event he does not so mutually agree).

2. Employee Performance. Employee accepts employment with Company on the terms and conditions provided in this Agreement. Employee recognizes Employee owes to Company duties of loyalty, fidelity and obedience in all matters pertaining to such employment. Employee shall serve Company diligently and faithfully, shall timely perform all duties to the best of Employee’s ability and in compliance with Company’s reasonable standards of performance, and shall devote Employee’s time and best efforts to the conduct of Company’s business. Company acknowledges that from time to time persons in the High-Tech

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industry, in particular, but not limited to, the semiconductor, eCommerce, software and security, and in the real-estate industry, seek Employee’s advice or consultation. Provided that Employee does not disclose Confidential Information to such persons or intentionally act against Employer’s interests, the Executive may provide such advice or consultation if it does not materially interfere with Executive’s duties hereunder.

Notwithstanding the foregoing, the parties of this Agreement recognize and agree that the Employee may engage in passive personal investments and other business activities which do not conflict, directly or indirectly, with the business affairs of the Company or interfere with Employee’s performance of Employee’s duties and responsibilities hereunder. In that regard, Employee may serve on the Board(s) of Directors or Management Board(s) of up to three (3) external companies of Employee’s choice, unless larger number is approved by the iTerra Board of Management, so long as service on any of such Boards simultaneously with Employee’s service for the Company does not conflict or interfere with performance of Employee’s duties and responsibilities hereunder.

3. Compensation. In consideration for the services of Employee rendered to Company pursuant to the terms of this Agreement, and subject to the full material performance of Employee’s obligations hereunder, Employee shall receive compensation and benefits as follows:

a) Base Salary. Employee shall be paid a base salary (“Base Salary”) at the annual rate of $300,000, payable in bi-weekly installments consistent with Company’s payroll practices.

b) Additional Incentive. Effective July 1st, 2007, Employee will receive two option grants, one to purchase three hundred and twenty five thousand (325,000) Membership Units of GigOptix, and a second to purchase One Million (1,000,000) Membership Units of GigOptix in accordance with the Company’s Equity incentive Plan. The exercise price of both grants is $0.10 per unit. Vesting on the options to purchase 325,000 Membership Units will be based on performance objectives as established by the GigOptix Management Board for the 2007 period and Fund raising performance for the 2008 period. This option grant will also include an extension of the 90 days exercise period after termination as defined by the plan to five (5) years in recognition of participation in the 2007 Management Board without compensation. Vesting on the option to purchase 1,000,000 Membership Units will be pro-rated based on monthly continuous service over four (4) years and the exercise period after termination will be the standard 90 days, unless Management Board will approve different period.

c) Payment. Payment of all compensation to Employee hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

d) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled

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to direct payment and reimbursements for reasonable travel and other reasonable business expenses duly incurred by Employee in the performance of his duties under this Agreement. Acceptable expenses will include, but are not limited to, charges for meals, Company employee or customer entertainment, bridge tolls, lodging, air and ground transportation, cell phone, telephone, computer and broadband internet services provided such are used for business purposes.

e) Benefits Plans. Employee shall be eligible to participate in the Company’s benefit plans including, but not limited to, medical and dental plans, life and disability insurance plans and retirement plans, pursuant to their terms and conditions. Nothing in this Agreement shall preclude the Company from terminating or amending any existing employee benefit plan or program from time to time, provided, however, the Company agrees to provide Employee during the term of this Agreement with health, medical, dental, and disability insurance, equivalent in cost and benefits to Employee, to that provided Employee as of the date of this Agreement. The Company further agrees it shall be responsible for any additional incremental costs associated with providing such equivalent insurance benefits and will pay, or reimburse Employee for, all such incremental additional costs.

f) Vacation. Employee shall be entitled to participate in the Company’s vacation plan and holiday plan, as long as the scheduling of Employee’s vacation does not interfere with the Company’s normal business operations.

4. Termination of Employment. Termination of employment will be subject to the following terms and conditions.

a) Termination For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Employee’s employment hereunder “For Cause” for any one of the following reasons:

i. The Employee’s willful harmful actions which do or are likely to result in material damage or embarrassment to Company, the Company’s reputation, or the Company’s legitimate business interests;

ii. The Employee’s continued failure to follow the express direction and approved Resolutions of the Company Management Board, following at least 60 days written notice.

iii. Commission of any act of fraud or falsification of any employment or Company records in any material way;

iv. The Employee’s abuse or illegal use of alcohol or other drugs or controlled substances;

v. The Employee’s material breach of any of the terms or conditions of this Agreement, which breach is not cured within thirty (30) days following written notice from Company of such breach;

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vi. Employee’s conviction of or entry of a guilty plea or plea of no contest with respect to a felony, including theft, embezzlement or misappropriation of funds from the Company; or

vii. Voluntary resignation of the Employee in the absence of Good Reason as defined in Section 4 (c) of this Agreement.

Upon termination of Employee’s employment with Company For Cause, the Employee shall not be entitled to the Termination Benefits in Section 4(d) of this Agreement. Company shall have no further obligation under this Agreement other than payment of accrued but unpaid Base Salary, vacation and bonus. [For Cause and Termination Benefits are defined terms.]

b) Termination Without Cause. The Company may terminate Employee’s employment hereunder at any time without cause, provided, however, that Employee shall be entitled to the Termination Benefits set forth in Section 4(d) of this Agreement.

c) Termination for Good Reason. Employee may terminate his employment with the Company for Good Reason (as herein defined). If Employee terminates his employment with the Company for Good Reason (as herein defined), he shall be entitled to the Termination Benefits set forth in Section 4(d). For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) any material breach by the Company of this Agreement, which breach is not cured within thirty (30) days following written notice from Employee of such breach; or (ii) any significant change in the Employee’s duties and responsibilities, without mutual agreement between Employee and Company.

d) Termination Benefits. If the Employee is terminated at any time during his employment under the provisions of 4(b) or 4(c), upon mutual execution of valid and comprehensive release of any and all claims between them, including an agreement by Company to indemnify, hold harmless and defend Employee against any and all existing claims or claims, other than for his gross negligence, fraud, willful misconduct, that may be filed by third parties, including government agencies, naming Employee as a defendant either as an individual or as the President & CEO of the Company, the Employee shall receive “Termination Benefits” as follows:

1. 500,000 Membership Unit Options of the 1,000,000 Option Grant identified in Section 3(b) herein from the date of termination of employment shall immediately vest and be granted an exercise period of five (5) years. The 500,000 Membership Unit Options subject to this Section 4(d) (1) shall not apply to any Membership Unit Options that have been forfeited in accordance with the Equity Incentive Plan and the respective Membership Unit Option Grant Notice and shall be first allocated from any vested Membership Unit Options issued under Section 3(c) of this Agreement, and shall then be allocated to any unvested Membership Unit Options issued under Section 3(c) of this Agreement;

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2. One hundred percent (100%) of the remaining 325,000 Membership Unit Option Grants, excluding any Option that have been forfeited in accordance with performance objectives, shall immediately vest and be granted an exercise period of five (5) years; and

3. One time lump-sum payment, equivalent to twelve (12) months Base Salary pursuant to Section 3(a) herein, paid on the date of termination of Employee. This Section 4(d)(3) shall terminate on January 1, 2013.

e) Cooperation. After notice of termination, Employee shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by the Employee.

f) Disability of Employee. The Company may terminate this Agreement without liability, if Employee shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than one hundred twenty (120) consecutive days. Upon Employee hire date the Company will obtain a one (1) year Disability insurance policy effective the determined date of disability as described below. Employee will have the opportunity to review and acknowledge the Company proposed insurance policy. Upon mutual agreement between Employee and the Company, the Company will purchase the mutually agreed one (1) year Disability policy. A medical doctor selected by written agreement of the Employer and the Employee upon the request of either party by notice to the other will determine the disability of Employee. If the Employer and Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third doctor who will determine whether the Employee has a disability. The determination of the medical doctor selected under this Section 4(f) will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 4(f), and Employee hereby authorizes the disclosures and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead, under this Section 4(f), for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this Section 4(f). Upon such termination, Employee shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any) and accrued vacation.

g) Death of Employee. In the event of the death of Employee, the Company’s obligations hereunder shall be automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Employee’s heirs or personal representatives Employee’s accrued but unpaid Base Salary and accrued vacation accrued to the date of death.

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5. Confidential Information.

a) Definition of Confidential Information. The Company has built up an established and extensive trade and reputation in its’ respective industries. The Company has developed and continues to develop commercially valuable technical and non-technical information (“Confidential Information”) that is proprietary and confidential and constitutes the Company’s “trade secrets” within the meaning of the Idaho Trade Secrets Act, Idaho Code Sections 48-801 - 48-807. Such Confidential Information, which is vital to the success of the Company’s business, includes, but is not necessarily limited to: programs, computer programs, system documentation, data compilations, manuals, methods, techniques, processes, patented and/or unpatented technology, research, know-how, development, designs, devices, inventions, the identities of Company’s customers, Company’s suppliers, contracts with suppliers and customers, sales proposals, pricing policies, cost information, financial information, business plans, specialized requests of Company’s customers, and other materials and documents developed by Company. Confidential Information also includes special hardware, product hardware, related software and related documentation, either owned by Company or in Company’s possession under an agreement of nondisclosure. Through Employee’s employment, Employee may become acquainted with or contribute to the Company’s Confidential Information through inventions, discoveries, improvements, software development, and/or in other ways. Confidential Information does not include customer names, programs, reports or other improvements to documentation, which were owned by Employee prior to being employed by Company. Further, Confidential Information does not include information (i) that was in the public domain at the time of initial disclosure by or enters the public domain thereafter through no fault of Employee; (ii) that was already in the possession of Employee at the time of the initial disclosure and not subject to any other nondisclosure obligations; (iii) that is independently developed by Employee, outside the term of his employment with the Company, without access to the subject Confidential Information; (iv) that is received by Employee from a third party with no confidential restrictions; or (v) for which disclosure is compelled by a judicial or other governmental order, provided Employee provides Employer with prompt notice of such order before disclosure.

b) Employee Access to Confidential Information. As President & CEO of Company, Employee will need broad access to Company’s Confidential Information. Employee agrees that to the extent reasonably possible he will limit access to said Confidential Information under his control only to Company’s other employees whose job functions reasonably necessitate access to such Confidential Information and to third parties only on a need to know basis.

c) Nondisclosure of Confidential Information. Employee shall not, at any time, either during or subsequent to employment, directly or indirectly, appropriate, disclose or divulge any Confidential Information to any person not then employed by Company or any of DBSI’s affiliates, unless authorized or directed to do so by Company. Regarding all other third parties, Employee shall use good practices to ensure that a signed confidentiality agreement for the

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benefit of Company is or has been obtained from the third party to whom Confidential Information is being disclosed and that all Confidential Information so disclosed is clearly marked “Confidential.”

d) Return of Confidential and Other Information. All Confidential Information provided to Employee, and all documents and things prepared by Employee in the course of Employee’s employment by Company, including but not necessarily limited to correspondence, drawings, blueprints, manuals, letters, notes, lists, notebooks, reports, flow-charts, computer programs, proposals, Day Timers, planners, calendars, schedules, discs, data tapes, financial plans and information, business plans, and other documents and records, whether in hard copy, magnetic media or otherwise, and any and all copies thereof, are the exclusive property of Company and shall be returned immediately to Company upon termination of employment or upon Company’s request at any time.

e) Ownership of Confidential Information. Employee hereby grants to Company, and Company hereby accepts, the entire right, title, and interest of Employee in and to any of the Confidential Information created or developed by Employee during the term of his employment (whether created or developed within or outside the course and scope of Employee’s employment by Company), including, but not limited to, all patents, copyrights, trade secrets, and other proprietary rights in or based on the Confidential Information. If the Confidential Information or any portion thereof is copyrightable, it shall be deemed to be a “work made for hire,” as such term is defined in the copyright laws of the United States. Employee shall cooperate with Company or its designees and execute assignments, oaths, declarations, and other documents prepared by Company, to effect the terms of this Section 5(e) or to perfect or enforce any proprietary rights resulting from or related to this Agreement. Within reason and in accordance with industry practice, such cooperation and execution shall be at no additional compensation to Employee; provided, however, Company shall reimburse Employee for reasonable out-of-pocket expenses incurred at the specific request of Company,

6. Non-competition Obligations. During Employee’s employment with Company, and for a period of twelve (12) months immediately following termination (the “Non-competition Obligation”) of such employment, Employee will not, directly or indirectly, at any place in the world, engage or become interested (as owner, stockholder, partner, director, officer, member, creditor, consultant, or employee) in any business in competition with the business conducted by Company at any time during Employee’s employment with Company. Employee acknowledges that Company is doing business throughout the world, that Employee is reasonably expected to have contact with Company’s customers throughout the world during the term of Employee’s employment with Company, and that the worldwide geographic scope of this covenant is reasonably necessary to protect Company’s legitimate business interests.

7. Customer Non-Solicitation. Employee will not, during the term of employment with Company and for a period of twelve (12) months immediately following termination of employment, solicit, divert, take away from the

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Company, or attempt to solicit, divert or take away, any of Company’s customers with related business or the related business or patronage of any such customers, either for himself or on behalf of any other person, partnership, corporation or other entity. This restriction against solicitation shall apply only to solicitations, which directly or indirectly compete with the business of the Company that Company is/was engaged in while Employee worked for Company.

8. Co-Emplovee Non-Solicitation. Employee will not, during the term of employment with Company and for a period of twelve (12) months following the termination of such employment for any reason, solicit, recruit and hire any other employee of Company, either for himself or on behalf of any other person, partnership, corporation or other entity.

9. Enforcement.

a) Reasonableness of Restrictions. Employee and Company acknowledges that compliance with this Agreement is reasonable and necessary to protect both parties’ legitimate business interests, including but not limited to both parties’ goodwill.

b) Irreparable Harm. Employee and Company acknowledges that a breach of either party’s obligations under this Agreement will result in great, irreparable and continuing harm and damage to the other party for which there is no adequate remedy at law.

c) Injunctive Relief. Employee agrees that in the event Employee breaches this Agreement, Company shall be entitled to seek, from any court of competent jurisdiction, preliminary and permanent injunctive relief to enforce the terms of this Agreement, in addition to any and all monetary damages allowed by law, against Employee. Further, Company agrees that in the event Company breaches this Agreement, Employee shall be entitled to seek, from any court of competent jurisdiction, preliminary and permanent injunctive relief to enforce the terms of this Agreement, in addition to any and all monetary damages allowed by law, against Company.

d) Extension of Covenants. In the event Employee violates any one or more of the covenants contained in Sections 6 through 8 of this Agreement, Employee agrees that the running of the term of each covenant so violated shall be tolled during the period(s) of any such violation and the pendency of any litigation arising out of any such violation. Further, in the event Company violates any one or more of the covenants contained in Sections 6 through 8 of this Agreement, Company agrees that the running of the term of each covenant so violated shall be tolled during the period(s) of any such violation and the pendency of any litigation arising out of any such violation.

e) Judicial Modification. The parties have attempted to limit the Employee’s right to compete only to the extent necessary to protect Company from unfair business practices and/or unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination.

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Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at that time.

f) Attorney Fees. In the event it becomes necessary for either party to this Agreement to institute a suit at law or in equity for the purposes of enforcing any of the provisions of this Agreement, the prevailing party shall be entitled to recover said party’s reasonable attorney’s fees, plus court costs and expenses, from the non-prevailing party.

g) Withholding from Final Paycheck. If not prohibited by federal, state or local laws, Employee expressly authorizes Company to withhold and deduct from Employee’s final wages any amounts owed by Employee to Company at the time of the termination of employment, including but not limited to the value of unreturned or willfully damaged Company property. Employee further expressly agrees to repay to Company any additional agreed-upon sums owed by Employee to Company (above that which can be withheld) immediately upon termination of Employee’s employment.

h) Alternative Dispute Resolution. In the event a dispute between the parties arises under this Agreement, prior to filing an action of any kind each Party agrees to mediation of the dispute or disputes and shall participate in good faith. The mediation shall be conducted by a professional neutral mediator under the Mediation Rules of the American Arbitration Association but not necessarily in that forum.

10. Indemnity. Employee warrants and represents that Employee has not knowingly and intentionally violated, is not knowingly and intentionally violating, and will not knowingly and intentionally violate any of the terms or conditions of any prior employment agreement, restrictive covenant, or other similar agreement entered into by Employee while in the employment of any other company; that Employee has not knowingly and intentionally given and will not knowingly and intentionally give to the Company at any time any customer list, trade secret, or any other item of confidential information, obtained or received while in the employment of any other company in violation of any employment agreement, restrictive covenant or similar agreement entered into while in the employment of any other company; that, to the best of Employee’s knowledge. Employee’s employment with the Company as contemplated and provided for hereby is not materially restricted or materially limited in any way by any such employment agreement or restrictive covenant or by operation of any state, federal or local regulation, statute or other law of any kind, name or nature, including but not limited to trade secret laws and immigration laws; and that Employee is in all respects duly qualified and eligible to work for the Company. In the event of a final legal adjudication (after exhausting any right of appeal) of Employee’s material violation of one or more of the warranties or representations set forth above in this section, Employee agrees to indemnify the Company for all damages, costs and expenses, including reasonable attorney fees, which the Company may have to pay in connection with a legal or administrative action against the Company or

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Employee arising there from; provided, however, in the event any damages, costs and expenses are incurred by the Company for which Employee is otherwise obligated to indemnify the Company are covered under any insurance policy or policies of the Company, then the Company shall be obligated to exhaust all available insurance as a condition to the exercise of its right of indemnification hereunder (and the Company waives all rights of subrogation in connection therewith) and Employee’s indemnification obligation hereunder shall be reduced in proportion to the extent of such insurance. Company warrants and represents it has no knowledge as of the date hereof that Employee is or may become in violation of any of the warranties and representations made by him above.

11. Miscellaneous.

a) Survival. Employee understands that this Agreement shall be effective as of the date first written above and that the terms of this Agreement shall remain in full force and effect not only during the continuation of Employee’s employment, but also after the termination of employment for any reason by Company or Employee.

b) Waiver. Failure of the Company or Employee to exercise or otherwise act with respect to any of its rights under this Agreement shall not be construed as a waiver of any breach, nor prevent the Company or Employee from thereafter enforcing strict compliance with any and all terms of this Agreement.

c) Severability. If any part of this Agreement shall be adjudicated to be invalid or unenforceable, as to duration, territory or otherwise, then such part shall be deemed deleted from this Agreement or amended, as the case may be, in order to render the remainder of this Agreement valid and enforceable.

d) Agreement Binding. This Agreement shall be binding upon and inure to the benefit of Company, Company’s successors and assigns, Employee and Employee’s heirs, executors, administrators and legal representatives.

e) Governing Law. This Agreement is made and entered into in the State of California, where Company has its principal place of business, and concerns employment situated in said state. This Agreement shall be interpreted and construed in accordance with the laws of the State of California.

f) Titles and Captions. All section and paragraph titles and captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the construction or interpretation of this Agreement.

g) Entire Agreement. This Agreement, which includes all Attachments incorporated herein and attached hereto, contains all the understandings and agreements between the parties concerning matters set forth in this Agreement. The terms of this Agreement supersede any and all prior statements, representations and agreements by or between Company and Employee, or either of them, concerning the matters set forth in this Agreement.

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Employee acknowledges that no person who is an agent or employee of Company may orally or by conduct modify, delete, vary, or contradict the terms or conditions of this Agreement or this paragraph. This Agreement may be modified only by a written agreement signed by both parties.

h) Separate Counsel. Company’s attorneys have not represented Employee, and Employee has been advised that it is important for him to seek legal advice and representation in this matter.

The parties acknowledge and agree that they have read and understood the entire contents of this Agreement and Employee acknowledges that he has received a copy of this Agreement.

Company:

GigOptix LLC,
a California limited liability company

/s/ Paul Judge
By:	Paul Judge
Its:	Compensation Committee Member, and Member of the Management Board

Employee:

/s/ Avi Katz
Avi Katz

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ATTACHMENT “A”

MANAGEMENT BY OBJECTIVES (MBO’S)

Upon execution of this Agreement, Employee and Company shall mutually establish and confirm through a Company Management Board Resolution the following fair and reasonable goals (MBO’s) which, when met, shall remove restrictions on certain Company Membership Units, related in Section 3(b) of this Employment, Confidentiality and Non-Competition Agreement:

•	250,000 Restricted Membership Unit grants with 2007 MBO and grant restrictions to be mutually determined between the Management Board and Employee.

•

75,000 restricted Membership Unit grants with completion of fund raising, with Management Board approval, during 2007 & 2008, which does not include the 2007 approved Financial Plan or funds approved in association with the acquisition of Helix AG.

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ATTACHMENT “B”

CEO & President Duties and Responsibilities

1. Employee shall report directly to Company’s Management Board. Employee shall own all responsibilities for leading, planning, driving and executing all vision and business initiatives of the Company, working under the general directions and guidelines of the Board which will make assignments in terms of broadly defined missions.

2. Employee shall provide leadership, experience and corporate governance required to transform the vision and product offerings of Company into a growing profitable business with the goal of maximizing’ ROI.

3. Employee’s key responsibilities include:

a. The initial responsibility of Employee is to immediately commence an assessment of the viability of the Company and the likelihood of future growth under the current or other strategic plans, based on the quality and differentiation of its technology, and the preparation of a recommendation to the Board to proceed toward fund raising and growth or other potential plans in the best interest of the Company’s Members.

b. If the Board determines the direction the Company shall take under the MBO’s above, Employee shall develop a new business model accordingly, such as to execute the transition from a customer NRE-focus company to a company with a product portfolio focused on profitable reoccurring product revenue.

c. In any decision scenario, Employee shall develop clear and precise business plans with appropriate strategies, objectives, initiatives, and indicator measurements. He shall maintain focus and guide the Company’s employees to consistent execution of approved business plans, as approved by the Board, reporting to the Board both quarterly and annually.

d. Employee shall be responsible for building a strong, professional and highly motivated Executive Team, including new executives, with Board involvements and approval, all of whom are capable of contributing to the Company goal of sustained and profitable growth.

e. Employee shall articulate and implement the Company’s vision to create a business plan, goals, and objectives that will evolve with continued growth of profitability by balancing technical and business resources.

f. Employee shall lead Company toward the achievement of aggressive sales growth targets for 2007, 2008 and beyond by rapidly penetrating target customer accounts and markets while establishing competitive barriers for entry, producing a product roadmap and driving new product and technology introductions to address expanding market opportunities using strong domestic and international industry relationships as leverage into sales, particularly with line card providers and system integrators, as well as with OEM partners.

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g. Employee shall seek adequate funding sufficient to meet Company objectives: to grow the business, as per mutually agreed upon guidelines between the Employee and the Board. The employee will work with the current investors to lead a broad and successful fund raising process.

h. Employee shall develop Business Plans with measurable initiatives and strategies that are aligned. These Business Plans will be professionally presented to the Board, and in some cases involve the Board prior to presentation, for formal Board approval. The Board for consistent execution of approved Business Plans, relative initiatives, and MBO’s will hold Employee and his team accountable. Employee will be pro-active involving the Board when Business Plans appear not to be achieved and thus developing a new course of execution pro-actively and achieve Board approval of revised Business Plans.

i. Employee shall build a company culture of excellence based on performance, integrity, accountability, customer service, teamwork, candor and respect for others (Live, Love, Learn, Leave a Legacy).

j. Employee shall seek to expand Company’s intellectual property portfolio, and secure all existing IP. He will also work with the investor’s legal department to secure existing IP under appropriate patents, and to survey the IP market for potential infringements on the company’s IP, as well as potential infringements of the company on existing IP.

k. Help to expand and strengthen the Board by recommending and recruiting, with the Board, new members including representatives of industry and the relevant professions.

l. Work with the Board to develop valuation strategies, which would achieve a value return to investors and shareholders.

This CEO & President Duties and Responsibilities are considered a “working document” that may change from time to time and in such event will be documented and mutually agreed between Employee and Board.

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GIGOPTIX LLC

EQUITY INCENTIVE PLAN

OPTION GRANT NOTICE

GigOptix LLC, (the “Company”) pursuant to its Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of the Company’s Units set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Unit Option Agreement, the Plan, the Notice of Exercise and the Company’s Operating Agreement (the “Operating Agreement”). The Unit Option Agreement, the Plan, the Notice of Exercise and the Operating Agreement are attached hereto and incorporated herein their entirety.

Optionholder:	Avi Katz

Date of Grant:	August 1, 2007

Date Option Rights are Terminated if Not Exercised*:	August 1, 2017

Number of Units Subject to Option:	1,000,000

Exercise Price (Per Unit):	$0.10

Total Exercise Price:	One Hundred Thousand Dollars ($100,000)

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule: Options vest at the rate of  1/4 the first year based on the anniversary of the Grant date and at a rate of one thirty-sixth ( 1 /36) of the remaining units per month over the remaining three years.

Date of Vesting	Number of Unit Options that can be Exercised
August 1, 2008	250,000

First of each month thereafter through December 31, 2011	Contact your Plan Administrator for your current vested amount

*	Option may terminate on earlier events, such as termination of Continuous Service, Optionholder’s Disability or Death. See the Unit Option Agreement and the Plan for further details.

Payment: By cash or check

Confidentiality: The undersigned Optionholder acknowledges and agrees that the information contained in this Option Grant Notice shall remain confidential and Optionholder shall not divulge or reveal, either directly or indirectly, the amount or extent of equity or options granted herein or any other material term to any other co-worker, employee or third party (other than a license professional advisor) without the express written consent of the Company. Any breach of this confidentiality agreement may result in complete forfeiture of the option or equity.

Additional Terms/Acknowledgments: Options shall not be exercised prior to January 1, 2008. The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Unit Option Agreement, the Plan and the Operating Agreement. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Unit Option Agreement, the Plan and the Operating Agreement set forth the entire understanding between the Optionholder and the Company regarding the purchase of Units in the Company. Optionholder also agrees to execute all such further documentation as the Board of Managers may reasonably require.

GIGOPTIX LLC:			OPTIONHOLDER:

By:	/s/ Paul F. Judge	Date: 3/26/08	/s/ Avi Katz	Date: 3/26/08
	Paul F. Judge, Management Board Member		(Name)

ATTACHMENTS: Unit Option Agreement, Plan, Notice of Exercise, Operating Agreement and Memorandum to Plan Participants.

GIGOPTIX LLC

EQUITY INCENTIVE PLAN

OPTION GRANT NOTICE

GigOptix LLC, (the “Company”) pursuant to its Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of the Company’s Units set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Unit Option Agreement, the Plan, the Notice of Exercise and the Company’s Operating Agreement (the “Operating Agreement”). The Unit Option Agreement, the Plan, the Notice of Exercise and the Operating Agreement are attached hereto and incorporated herein their entirety.

Optionholder:	Avi Katz

Date of Grant:	August 1, 2007

Date Option Rights are Terminated if Not Exercised*:	August 1, 2017

Number of Units Subject to Option:	325,000

Exercise Price (Per Unit):	$0.10

Total Exercise Price:	Thirty Two Thousand Five Hundred Dollars ($32,500)

Exercise Schedule:	Same as Vesting Schedule except that no units can be exercised prior to January 1, 2008.

Exercise Term:	In the event the Optionholder’s Continuous Service Terminates, the Optionholder may exercise his or her vested Options but only within such period of time ending on the earlier of (i) the date five years following termination of the Optionholders Continuous Service, or (ii) the expiration of the term of the Option as set forth in this Option Grant.

Vesting Schedule: Options vesting is based on performance as governed by the GigOptix Management Board.

Date of Vesting	Number of Unit Options that can be Exercised
August 1, 2007	250,000**

TBD (effective on completion date)	An additional 75,000 eligible for vesting, based on successfully completing a funding event as governed by GigOptix Management Board.

*	Option may terminate on earlier events, such as termination of Continuous Service, Optionholder’s Disability or Death. See the Unit Option Agreement and the Plan for further details.
**	May only be exercised after January 1, 2008.

Payment: By cash or check

Confidentiality: The undersigned Optionholder acknowledges and agrees that the information contained in this Option Grant Notice shall remain confidential and Optionholder shall not divulge or reveal, either directly or indirectly, the amount or extent of equity or options granted herein or any other material term to any other co-worker, employee or third party (other than a license professional advisor) without the express written consent of the Company. Any breach of this confidentiality agreement may result in complete forfeiture of the option or equity.

Additional Terms/Acknowledgments: Options shall not be exercised prior to January 1, 2008. The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Unit Option Agreement, the Plan and the Operating Agreement. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Unit Option Agreement, the Plan and the Operating Agreement set forth the entire understanding between the Optionholder and the Company regarding the purchase of Units in the Company. Optionholder also agrees to execute all such further documentation as the Board of Managers may reasonably require.

GIGOPTIX LLC:			OPTIONHOLDER:

By:	/s/ Paul F. Judge	Date: 3/26/08	/s/ Avi Katz	Date: 3/26/08
	Paul F. Judge, Management Board Member		(Name)

ATTACHMENTS: Unit Option Agreement, Plan, Notice of Exercise, Operating Agreement and Memorandum to Plan Participants.